Calculation of Filing Fee Tables
S-3
EchoStar CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A Common Stock, par value $0.001 per share	457(a)	11,503,682	$ 23.75	$ 273,212,447.50	0.0001531	$ 41,828.83
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 273,212,447.50		$ 41,828.83
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 41,828.83
Offering Note
[1]	(1) These securities are being registered in connection with the resale of 11,503,682 shares of the registrant's Class A common stock, par value $0.001 per share ("Class A Common Stock"), by the selling stockholders (the "Selling Stockholders"). (2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (3) In accordance with Rule 457(c), based on the average of the high ($25.60) and low ($21.90) prices of the shares of Class A Common Stock on The Nasdaq Global Select Market on November 12, 2024. (4) Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001531.